Exhibit 99.1
International Headquarters
One Enterprise Aliso Viejo, CA 92656
949.461.6000 FAX 949.461.6636
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT GRANTS SCHERING-PLOUGH EXCLUSIVE OPTION IN JAPAN FOR
TARIBAVIRIN IN EXCHANGE FOR RELEASE OF LAST RIGHT OF REFUSAL
     ALISO VIEJO, Calif., June 1, 2009 – Valeant Pharmaceuticals International (NYSE:VRX) announced today that it has entered into an exclusive option agreement with Schering-Plough (NYSE: SGP) for taribavirin in Japan. In exchange for the exclusive option, Schering-Plough has agreed to waive and release its right of last refusal on taribavirin under a 2000 agreement, providing more flexibility for Valeant to actively pursue partnering arrangements for the rest of the world.
     Under the terms of the option agreement, Valeant granted Schering-Plough the option to enter into an exclusive license agreement for the development and commercialization of taribavirin in Japan. Upon exercising the option and entering into the exclusive license agreement, Schering-Plough would provide a $2 million upfront payment to Valeant and pay mid-single digit royalties on net sales of taribavirin in Japan.
     Taribavirin, a prodrug of ribavirin, is in Phase II development for the treatment of chronic hepatitis C in conjunction with a pegylated interferon.
     “This option agreement with Schering-Plough releases our company from the right of last refusal and provides us more flexibility to pursue partnering opportunities with other companies,” said J. Michael Pearson, Valeant’s chairman and chief executive officer. “With the data we have seen so far from the Phase IIb trial, we believe that taribavirin presents an attractive licensing opportunity.”
About Taribavirin
     Taribavirin is an investigational compound that has not been approved by the U.S. Food and Drug Administration (FDA) or any other regulatory agency for the diagnosis, mitigation, treatment or cure of any disease or illness. It may not be sold or promoted in the United States unless and until FDA has approved a New Drug Application. Similar restrictions apply in other countries.
     Recent data from the Phase IIb study demonstrates that the 60-week viral response data continues to show comparable reductions in viral load for weight-based doses of taribavirin and ribavirin in a difficult-to-treat population of patients chronically infected with hepatitis C genotype 1. At the end of week 60, a statistically significantly lower anemia rate for patients receiving taribavirin in the 20mg/kg and 25mg/kg arms versus the ribavirin control arm was maintained at a rate similar to that seen at the end of treatment (week 48).
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS
     This press release may contain forward-looking statements, including, but not limited to, statements regarding the potential efficacy and safety of taribavirin in the treatment of hepatitis C, and the continuing role of ribavirin or taribavirin in the treatment of hepatitis C. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to relating to the clinical development of new products, regulatory approval processes, that interim results from a phase IIb clinical trial are not necessarily predictive of the entire phase IIb trial or a phase III trial, and other risks and uncertainties discussed in the company’s most recent annual or quarterly report filed with the SEC, which factors are incorporated herein by reference. These risks are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements and undue reliance should not be placed on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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